UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 18, 2008

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 18, 2008, Summer Infant, Inc. (the “Company”), through its wholly-owned subsidiary, Summer Infant (USA), Inc. (“Summer USA”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Summer USA, Kiddo Acquisition Co., Inc., a wholly-owned subsidiary of Summer USA (“Merger Sub”), Kiddopotamus & Company (“Kiddopotamus”), J. Chris Snedeker, Kristen Peterson Snedeker and Thomas K. Manning, under which the Company acquired Kiddopotamus, a leading manufacturer and supplier of infant nursery, travel and feeding accessories.  Pursuant to the terms of the Merger Agreement, on April 18, 2008, Merger Sub merged with and into Kiddopotamus, with Kiddopotamus continuing as the surviving entity (the “Merger”).  As a result of the Merger, Kiddopotamus became an indirect, wholly-owned subsidiary of the Company.

Under the Merger Agreement, the total net purchase price paid by the Company to the holders of Kiddopotamus common and preferred stock, after the payment of various expenses, was $12.0 million.  Of the total net purchase price, $9.1 million was paid in cash and $2.9 million was paid by the issuance of unregistered shares of the Company’s common stock, par value $0.001 per share (the “Shares”).  Each holder of Kiddopotamus common and preferred stock (other than J. Chris Snedeker and Kristen Peterson Snedeker (the “Principal Stockholders”)) elected to receive their allocation of the total net purchase price in cash.  As required by the Merger Agreement, the Principal Stockholders received one half of their allocation of the total net purchase price in Shares and one half in cash.

The Company funded the cash portion of the total net purchase price with borrowings under its two new secured credit facilities.  The Company also issued 697,890 Shares to the Principal Stockholders at the per share price of $4.126, which represented the ten day trading average ending on the trading day two business days prior to the closing of the Merger.  Approximately 10% of the total net purchase price was deposited in escrow to secure the post-closing indemnification obligations of the former Kiddopotamus stockholders, including the Principal Stockholders, under the Merger Agreement.

The Merger Agreement contains customary representations and warranties and covenants by each of the parties.  The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

In connection with the Merger, each of the Principal Stockholders entered into a two year employment agreement with Summer USA and will continue to operate the Kiddopotamus business from its current location post-closing.  The Principal Stockholders also entered into lock-up agreements pursuant to which they each agreed not to transfer the Shares for one year following the Merger.  The Company also entered into a registration rights agreement with the Principal Stockholders pursuant to which the Company agreed to use its reasonable efforts to register the Shares within six months of the Merger.  The registration rights agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 2.01  Completion of Acquisition or Disposition of Assets

As described in Item 1.01, on April 18, 2008, the Company completed the acquisition of Kiddopotamus pursuant to the Merger Agreement.  A copy of the Company’s press release dated April 21, 2008 announcing, among other things, the consummation of the Merger, is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 3.02  Unregistered Sales of Equity Securities

In connection with the acquisition of Kiddopotamus described in Item 1.01, on April 18, 2008, the Company issued the Principal Stockholders an aggregate of 697,890 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Shares were issued at the per share price of $4.126, which represented the ten day trading average ending on the trading day two business days prior to the closing of the Merger and were issued in partial consideration of the Merger.  The offer and sale of these Shares was made to “accredited investors,” as defined in Rule 501 under the Securities Act, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.01  Other Events

On April 21, 2008, the Company announced the completion of its acquisition of Kiddopotamus pursuant to the Merger Agreement.  A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 9.01  Financial Statements and Exhibits

(a)                                  Financial Statements of Businesses Acquired.

The financial statements and registered accounting firm’s reports required to be filed by this item will be filed with the Securities and Exchange Commission as soon as practicable, but no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)                                 Pro Forma Financial Information.

The pro-forma financial information required to be filed by this item will be filed with the Securities and Exchange Commission as soon as practicable, but no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)                                 Exhibits

10.1                           Agreement and Plan of Merger, dated as of April 18, 2008, by and among Summer Infant (USA), Inc., Kiddo Acquisition Co., Inc., a wholly-owned subsidiary of Summer USA (“Merger Sub”), Kiddopotamus & Company (“Kiddopotamus”), J. Chris Snedeker, Kristen Peterson Snedeker and Thomas K. Manning

10.2                           Registration Rights Agreement, dated as of April 18, 2008, by and among Summer Infant, Inc. and J. Chris Snedeker and Kristen Peterson Snedeker.

99.1                           Press release, issued on April 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: April 24, 2008	By:	/s/Joseph Driscoll
Joseph Driscoll
Chief Financial Officer